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                                                                     EXHIBIT 4.2


                          NEWFIELD EXPLORATION COMPANY

         Officers' Certificate Pursuant to Section 301 of the Indenture
         --------------------------------------------------------------

         We, Terry W. Rathert and C. William Austin, the Vice President and Chief Financial Officer, and the Assistant Secretary, respectively, of Newfield Exploration Company, a Delaware corporation (the "Company"), do hereby establish the terms of a series of Securities pursuant to Section 301 of the Senior Indenture dated February 28, 2001 (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"), as follows:

      1. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Indenture.

      2. The title of the series of Securities shall be the "7 5/8% Senior Notes due 2011" (the "Notes").

      3. The limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder) is $175,000,000.

      4. The date on which the principal of the Notes is payable shall be March 1, 2011.

      5. The rate at which the Notes shall bear interest shall be 7 5/8% per annum. The date from which interest shall accrue shall be February 28, 2001. The Interest Payment Dates on which any such interest shall be payable shall be March 1 and September 1 of each year commencing September 1, 2001. The Regular Record Date for interest payable on the Notes on any Interest Payment Date shall be the February 15 or August 15, as the case may be, next preceding such Interest Payment Date. No additional amounts with respect to the Notes shall be payable.

      6. Each Note is to be issued as a book-entry note ("Book-Entry Note") but in certain circumstances may be represented by Notes in definitive form. The Book-Entry Notes shall be issued, in whole or in part, in the form of one or more Global Securities. The Depository Trust Company is hereby designated as the Depositary with respect to the Global Notes.

      7. Payment of the principal of (and premium, if any) and interest on the Notes shall be made at the office or agency of the Company maintained for that purpose in Houston, Texas, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account designated by such Person unless such Notes are represented by a Global Security, in which case all payments thereon shall be made by wire transfer.

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      8. The Notes are redeemable, at the option of the Company, at any time in whole or from time to time in part, on any date prior to maturity at a price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, in each case plus accrued interest thereon to the Redemption Date. Notice of intention to redeem the Notes in whole or in part shall be given in accordance with Section 1104 of the Indenture.

      For purposes of the Notes:

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the Notes.

      "Comparable Treasury Price" means, with respect to any Redemption Date,
(a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third Business Day preceding the Redemption Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the Redemption Date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

      "Independent Investment Banker" means UBS Warburg LLC (and its successors), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Company.

      "Reference Treasury Dealer" means (a) UBS Warburg LLC and its successors, unless it ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), in which case the Company will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by the Company.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

      "Treasury Yield" means, with respect to any Redemption Date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the


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third Business Day immediately preceding the Redemption Date) of the Comparable
Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the Redemption Date.

         9. The Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

         10. With respect to the Notes, in addition to the meaning assigned thereto by the Indenture, "Event of Default" wherever used in the Indenture means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (a) any default shall occur that results in the acceleration of the maturity of any Indebtedness of the Company or any Restricted Subsidiary (other than the Notes) (provided that such acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration) having an outstanding principal amount of $10 million or more individually or, taken together with all other such Indebtedness that has been so accelerated, in the aggregate; or any default shall occur in the payment of any principal or interest in respect of any Indebtedness of the Company or any Restricted Subsidiary (other than the Notes) having an outstanding principal amount of $10 million or more individually or, taken together with all other such Indebtedness with respect to which any such payment has not been made, in the aggregate and such default shall be continuing for a period of 30 days without the Company or such Restricted Subsidiary, as the case may be, effecting a cure of such default; or

                  (b) failure by the Company or any Restricted Subsidiary to pay final, non-appealable judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days.

         For purposes of the Notes:

         "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

         "Indebtedness" of any Person at any date means, without duplication,
(a) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations

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with respect thereto), other than standby letters of credit incurred by such
Person in the ordinary course of business, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (e) all Capitalized Lease Obligations of such Person, (f) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (g) all Indebtedness of others guaranteed by such Person to the extent of such guarantee and (h) all obligations of such Person in respect of Currency Hedge Obligations, Interest Rate Hedging Agreements and Oil and Gas Hedging Contracts.

         "Interest Rate Hedging Agreements" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

         "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

         11. No provision of the Indenture or the Notes shall in any way restrict or prevent the Company or any Subsidiary from issuing, assuming, guaranteeing or otherwise incurring any Indebtedness; provided, however, that the Company shall not, and shall not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary without making effective provision whereby any and all Notes then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.

         Notwithstanding the foregoing, the Company or any Restricted Subsidiary may, without so securing the Notes, issue, assume or guarantee Indebtedness secured by the following Liens:

                  (a) Liens existing on the Issue Date or provided for under the terms of agreements existing on the Issue Date;

                  (b) Liens on property or properties (including any properties or assets, real or personal, or improvements used or to be used in connection with such property) securing (i) all or any portion of the cost of exploration, drilling or development of such property or properties, (ii) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or properties or (iii) Indebtedness incurred by the Company or any Restricted Subsidiary to provide funds for the activities set forth in clauses (i) and (ii) above with respect to such property or properties;

                  (c) Liens securing Indebtedness owed by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

                  (d) Liens on property existing at the time of acquisition of such property by the Company or a Subsidiary or Liens on the property of any Person existing at the time such

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Person becomes a Restricted Subsidiary of the Company or is merged with the
Company in compliance with the provisions of the Indenture and in either case not incurred as a result of (or in connection with or in anticipation of) the acquisition of such property or such Person becoming a Restricted Subsidiary of the Company or being merged with the Company, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property so acquired;

                  (e) Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (ii) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

                  (f) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clauses (a) through (e) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced;

                  (g) any Ordinary Course Lien arising, but only so long as continuing, in the ordinary course of business of the Company and the Restricted Subsidiaries;

                  (h) any Lien resulting from the deposit of moneys or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Subsidiary; or

                  (i) Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (h) above) securing Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to Paragraph 12 below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (a) through (h) above), does not at the time such Indebtedness is incurred exceed 7.5% of the Consolidated Net Tangible Assets of the Company (as shown in the most recent published quarterly or year-end consolidated balance sheet of the Company and its Subsidiaries).

         Notwithstanding the foregoing, nothing in this Paragraph 11 shall be deemed to prohibit or otherwise limit the following types of transactions:

                  (i) the sale, granting of Liens with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons;

                  (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest;

                  (iii) the entering into of Currency Hedge Obligations, Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts although Liens securing any Indebtedness


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         for borrowed money that is the subject of any such obligations shall not be permitted hereby unless permitted under clauses (a) through (i) above; and

                  (iv) the granting of Liens required by any contract or statute in order to permit the Company or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

         For purposes of the Notes:

         "Attributable Indebtedness", when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company's then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease can be extended).

         "Consolidated Net Tangible Assets" means, for the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) that would be included on a balance sheet after deducting therefrom (a) all liability items except deferred income taxes, Funded Indebtedness, other long-term liabilities and shareholders' equity and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

         "Funded Indebtedness" means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

         "Issue Date" means the date on which the Notes are originally issued under the Indenture.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including, without limitation, any production payment, advance payment or similar arrangement with respect to minerals in place), whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of the Indenture, the Company or any Restricted Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation (other than any Capitalized Lease Obligation relating to any building, structure, equipment or other property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries) or other title retention agreement relating to such asset.

         "Ordinary Course Lien" means:


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                  (a) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been recorded on the books of the Company;

                  (b) Liens imposed by law, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business that secure obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been recorded on the books of the Company;

                  (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                  (d) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way interfere with the use thereof in the ordinary course of business of the Company and the Restricted Subsidiaries;

                  (e) Liens arising under operating agreements or similar agreements in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings;

                  (f) Liens reserved in oil, gas and/or mineral leases, production sharing contracts and petroleum concession agreements and licenses for bonus or rental payments and for compliance with the terms of such leases, contracts, agreements and licenses;

                  (g) Liens pursuant to partnership agreements, oil, gas and/or mineral leases, production sharing contracts, petroleum concession agreements and licenses, farm-out agreements, division orders, contracts for the sale, purchase, exchange, processing or transportation of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, and other agreements that are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;

                  (h) Liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and Liens that secure a judgment or other court-ordered award or settlement as to which the Company has not exhausted its appellate rights.

         "Sale/Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.


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         12. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or a Restricted Subsidiary) unless:

                  (a) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Paragraph 11 above without equally and ratably securing the Notes pursuant to such Paragraph;

                  (b) after the Issue Date and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries (including amounts expended for the exploration, drilling or development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the Net Proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount pursuant to this clause (b) with respect to such Sale/Leaseback Transaction (with any such amount not being so designated and not permitted under clause (a) to be applied as set forth in clause (c) below); or

                  (c) the Company, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of Notes or any Pari Passu Indebtedness an amount equal to the greater of the Net Proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount designated by the Company as set forth in clause (b) above), less an amount equal to the principal amount of Notes and Pari Passu Indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated with respect to any other Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period.

         For purposes of the Notes:

         "Net Proceeds" means, with respect to any Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary, the aggregate net proceeds received by the Company or such Restricted Subsidiary from such Sale/Leaseback Transaction after payment of expenses, taxes, commissions and similar amounts incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt, as determined by the Board of Directors).

         "Pari Passu Indebtedness" means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.


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

         13. If any Subsidiary of the Company guarantees any Funded Indebtedness of the Company at any time subsequent to the Issue Date, then the Company shall
(a) cause the Notes to be equally and ratably guaranteed by such Subsidiary, but only to the extent that the Notes are not already guaranteed by such Subsidiary on reasonably comparable terms and (b) cause such Subsidiary to execute and deliver a supplemental indenture evidencing its provision of a guarantee in accordance with the following paragraph.

         Any Person may become a guarantor of the Notes by executing and delivering to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee which subjects such Person to the provisions of the Indenture as a guarantor and (b) an Opinion of Counsel and Officers' Certificate to the effect that such supplemental indenture has been duly authorized and executed by such Person and constitutes the legal, valid, binding and enforceable obligation of such Person (subject to such customary exceptions concerning creditors' rights and equitable principles as may be acceptable to the Trustee in its discretion and provided that no opinion need be rendered concerning the enforceability of such guarantee) and that the issuance of the guarantee is in compliance with applicable federal and state securities laws.

         14. With respect to the Notes, Paragraphs 11, 12 and 13 above shall be considered additions to the covenants set forth in Article Ten of the Indenture and any modification thereto or waivers thereof shall be governed by Section 1009 of the Indenture.

         15. The Notes, in whole or any specified part, shall be defeasible pursuant to Sections 1302 and 1303 of the Indenture.

         16. The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit I hereto (the "Form of Notes").

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]


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

         IN WITNESS WHEREOF, we have hereunto signed our names this 28th day of February, 2001.


                                      /s/ TERRY W. RATHERT
                                      ------------------------------------------
                                      Terry W. Rathert
                                      Vice President and Chief Financial Officer



                                      /s/ C. WILLIAM AUSTIN
                                      ------------------------------------------
                                      C. William Austin
                                      Assistant Secretary

                                                                       EXHIBIT I


                       [FORM OF 7 5/8% SENIOR NOTE DUE 2011]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), SHALL ACT AS THE DEPOSITARY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY AND THE SECURITY REGISTRAR. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & Co. or such other name as may be requested by an authorized representative of DTC (and payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

Number: _________                                                   $ __________


                          NEWFIELD EXPLORATION COMPANY

                            7 5/8% Senior Note due 2011

CUSIP Number: __________


         NEWFIELD EXPLORATION COMPANY, a corporation duly organized and existing under the laws of Delaware (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), FOR VALUE RECEIVED, hereby PROMISES TO PAY TO __________, or registered assigns, the principal sum of ____________ Dollars on March 1, 2011, and to pay interest thereon from February 28, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 1 and September 1 in each year, commencing September 1, 2001, at the rate of 7 5/8% per annum, until the principal hereof is paid or made available for payment, and any such installment of interest that is overdue shall bear interest at the rate of 7 5/8% per annum (to the extent that the payment of such interest shall be legally enforceable), from the date such installment was due until it is paid or made available for payment, and such interest on any overdue installment shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be

_____________________________________
* To be included in a global Security
fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

         Payment of the principal of (and premium, if any) and interest of this Security will be made at the office or agency of the Company maintained for that purpose in Houston, Texas, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account designated by such Person unless this Security is a Global Security, in which case all payments hereon shall be made by wire transfer.

         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, Newfield Exploration Company has caused this instrument to be signed manually or by facsimile by its Vice President and Chief Financial Officer.

Dated:______________


                                      NEWFIELD EXPLORATION COMPANY



                                By:   __________________________________________
                                      Terry W. Rathert
                                      Vice President and Chief Financial Officer


Attest:


___________________________
Name:
Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

FIRST UNION NATIONAL BANK,
  as Trustee


By:_________________________
     Authorized Signatory

                              [REVERSE OF SECURITY]

                          NEWFIELD EXPLORATION COMPANY

                          7 5/8% Senior Note due 2011

         This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of February 28, 2001 (herein called the "Indenture," which term shall have the meaning assigned to it in such instrument), between the Company and First Union National Bank, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $175,000,000.

         The Securities of this series are redeemable, at the option of the Company, at any time in whole or from time to time in part, on any date prior to maturity at a price equal to the greater of (i) 100% of the principal amount of the Securities of this series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Securities of this series (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, in each case plus accrued interest thereon to the Redemption Date. Notice of intention to redeem Securities of this series in whole or in part shall be given in accordance with Section 1104 of the Indenture.

         If redemption of this Security is in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         The Indenture contains provisions for the Defeasance of (a) the entire indebtedness of the Securities of this Series and (b) certain restrictive covenants, in each case upon compliance by the Company with certain conditions set forth therein.

         If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.